Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMC Entertainment Holdings, Inc.:

We consent to the use of our reports dated March 8, 2016, with respect to the consolidated balance sheets of AMC Entertainment Holdings, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.  The audit report covering the December 31, 2015 consolidated financial statements refers to AMC Entertainment Holdings, Inc.’s adoption of the Financial Accounting Standards Boards’ Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes.

/s/ KPMG LLP

Kansas City, Missouri
December 21, 2016